SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): June 8, 2007

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NT HOLDING CORP.

(Exact name of registrant as specified in Charter)

NEVADA	000-15303	73-1215433
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

8th Floor, No. 211 Johnston Road

Wanchai, Hong Kong

(Address of Principal Executive Offices)

852-2836-6202

(Issuer Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

1.01

On June 8, 2007, the Company entered into a Stock Purchase Agreement (the “Agreement”) with Liang Yan Qiong, an individual resident of China, whereby the Company will sell to Mr. Liang  all of the stock in Perfect Growth Venture Corp. (“Perfect Growth”), a British Virgin Islands company and wholly-owned subsidiary of the Company (the “Perfect Growth Stock”). Perfect Growth is the parent company of both Shanxi Jinhai Metal Group Limited and American-Asia Metallurgical Industry Limited.

Pursuant to the terms of the Agreement with Mr. Liang, as consideration Mr. Liang shall assume certain liabilities and certain assets of the Company including (i) $2 million in liabilities associated with Perfect Growth owed to the former owners of Shanxi Jinhai Metal Group Limited, and (ii) $502,156 accounts receivable (as of March 31, 2007) from System Wealth Limited (from sales of Shanxi Fujia).

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

2.01

On June 8, 2007, the Company completed and closed the transaction set forth in section 1.01 above.  Pursuant the terms of the Agreement, the Company sold to Mr. Liang  all of the stock in Perfect Growth in exchange for Mr. Liang’s assumption of certain liabilities and certain assets of the Company including (i) $2 million in liabilities associated with Perfect Growth owed to the former owners of Shanxi Jinhai Metal Group Limited, and (ii) $502,156 accounts receivable (as of March 31, 2007) from System Wealth Limited (from sales of Shanxi Fujia).

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

The Agreement is incorporated by reference and attached hereto as Exhibit 2.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 13, 2007

NT Holding Corp.

By:	/s/ Chun Ka Tsun
Chun Ka Tsun
Chairman and Chief Executive Officer